Exhibit 10.35

ESCROW RESOLUTION AND TRANSITION AGREEMENT

THIS ESCROW RESOLUTION AND TRANSITION AGREEMENT (this “Agreement”) is made and entered into freely and voluntarily the 13th day of March 2009, by and among Heckmann Corporation (“Heckmann”), China Water & Drinks, Inc. (“China Water”), Xu Hong Bin (“Xu”) and Kotex Development Limited (“Kotex” and together with “Xu,” the “Xu Transitioning Parties”) The Xu Transitioning Parties and Heckmann are collectively referred to as the “Parties.”

RECITALS

Mr. Xu, directly and through Kotex, received shares of Heckmann common stock in connection with the acquisition by Heckmann of China Water. Under this Agreement, Heckmann is repurchasing some of those shares, and the Parties are modifying certain aspects of their current relationship.

NOW, THEREFORE, in consideration of the acts, payments, covenants, and mutual agreements herein described and agreed to be performed, Heckmann and the Xu Transitioning Parties agree as follows:

SECTION	1: PRINCIPAL ECONOMIC TERMS AND RELATED MATTERS.

1.1  Repurchase of Shares.

(a) Concurrently herewith, the Xu Transitioning Parties shall sell to Heckmann 13,032,100 shares of Heckmann stock. The Xu Transitioning Parties hereby authorize release of such shares from escrow. The certificates for the shares shall be returned to Heckmann, accompanied by such further instruments and such further information, including stock powers and tax declarations, as Heckmann shall reasonably request in connection with the foregoing. In consideration for the return of such shares, Heckmann shall, simultaneously with the delivery of the certificates and documents referenced above (when paid, the “Payment Date”), pay the Xu Transitioning Parties $14 million dollars (US).

(b) In addition, the balance of the 3,500,000 shares held in escrow will be returned to the Xu Transitioning Parties or their designees and the Xu Transitioning Parties and their designees may sell those shares, together with Xu’s 1,836,900 shares (totaling 5,336,900 shares) (the “Remaining Shares”) pursuant to the provisions of Section 1.3.

1.2   Reimbursement of Xu. On the Payment Date, Heckmann will reimburse Xu $6,000,000 for investments made by Xu personally on behalf of China Water after December 31, 2008 in the domestic manufacturing plants in People’s Republic of China.

1.3  Restrictions on Transfer.

(a) Until May 1, 2009, Xu and Xu Transitioning Parties or their designated nominees agree that they will not sell, transfer or pledge any shares of Heckmann stock, or engage in any short sales of Heckmann shares or other securities, as those terms are defined below.

(b) With respect to the Remaining Shares, from and after May 1, 2009, the Xu Transitioning Parties or their designated nominees may sell any such Remaining Shares pursuant to Rule 144 under the Securities Act of 1933, provided, however, that the aggregate maximum number of shares that may be sold during the period from May 1, 2009 to June 1, 2009 shall not exceed 150,000 shares and that the aggregate maximum number of shares that may be sold during each consecutive monthly period

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thereafter shall not exceed 150,000 plus the aggregate number of shares not sold in previous monthly periods but capped at a total of 600,000 in any given month, unless the common stock of Heckmann trades at $10.00 per share or higher for five consecutive days, in which case, the number of shares that may be sold shall be unlimited, subject to Rule 144.

(c) Certificates representing the Remaining Shares will include legends reflecting their restricted status under the Securities Act of 1933, and the contractual limitations of Section 1.3(b). Once the Xu Transitioning Parties are eligible to sell any of the Remaining Shares under Rule 144, within 10 days of notice from the Xu Transitioning Parties or their designees and upon receipt of customary paperwork, Heckmann will, at its own cost and expense, take all necessary actions to cause the removal of any restrictive securities legends on certificates representing the Remaining Shares, including the delivery by counsel of Heckmann of an opinion permitting removal of any legend restricting any such sale of the Remaining Shares. Heckman shall not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Remaining Shares, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Xu Transitioning Parties and their designated designees. Heckmann shall not close its transfer books subsequent to receiving notice from the Xu Transitioning Parties or their designated designees regarding any transfer of the Remaining Shares.

1.4   Positions of Xu, Impact to Xu’s Executive Employment Agreement. Xu hereby resigns from the board of directors of Heckmann, and all other positions he holds with Heckmann and China Water. Sections 8 and 10 of the Parties’ Executive Employment Agreement dated October 30, 2008 are modified and set forth anew in Sections 2.5 and 2.6 below.

SECTION	2: MUTUAL RELEASE AND COVENANT NOT TO SUE; OTHER COVENANTS; INDEMNIFICATION.

2.1   Release by Xu Transitioning Parties. In consideration of the matters referenced in this Agreement, the Xu Transitioning Parties on behalf of each of themselves and their respective subsidiaries, affiliates, agents, officers, owners, directors, employees, counsel, insurers, successors, assigns, heirs, executors or administrators (collectively, “Related Parties”), hereby forever release, discharge, cancel, waive, and acquit Heckmann, China Water and their Related Parties of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liabilities of any nature whatsoever, whether in law or equity (collectively, “Claims”), which the Xu Transitioning Parties have, had, or may hereafter have against Heckmann or China Water or any of their Related Parties arising out of, or by reason of, any cause or matter, existing as of the date of this Agreement, WHETHER KNOWN TO THE XU TRANSITIONING PARTIES AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, including, without limitation, matters relating to the Acquisition, and (except as provided in Section 2.4) any right such party may have to indemnification, defense or advancement of expenses in connection with any Claim brought by a stockholder, creditor or counterparty of Heckmann, China Water or any Related Party, provided, however, that nothing herein shall be deemed to modify, override or terminate any exculpation of liability to the extent provided under or arising from the Certificate or Articles of Incorporation of Heckmann or China Water, and approved by a court or other authority, in a final, binding and nonappealable decision. This release shall not apply to any breaches by Heckman or China Water of this Agreement.

2.2   Release by Heckmann. In consideration of the matters referenced in this Agreement, Heckmann and China Water, for themselves and their Related Parties, hereby forever release, discharge, cancel, waive, and acquit the Xu Transitioning Parties and their respective Related Parties of and from any and all Claims existing as of the date of this Agreement, WHETHER KNOWN TO HECKMANN OR CHINA WATER AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, including,

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without limitation, matters relating to the Acquisition, and any right such party may have to indemnification, defense or advancement of expenses. This release shall not apply to any breaches by the Xu Transitioning Parties of this Agreement.

2.3   Covenant Not to Sue. The Xu Transitioning Parties and Heckmann further covenant and agree not to institute, nor cause to be instituted, nor aid (except as required by law) any legal proceeding of any nature whatsoever, including, without limitation, in contract or tort or for personal injury, negligence or infliction of emotional distress, except that a party hereto may file a legal proceeding against the other solely to enforce the terms of this Agreement.

2.4  Indemnification.

Except as limited by law, Heckmann Corporation shall indemnify and defend Xu and hold Xu harmless from any and all Claims for losses, damages, liabilities, costs or expenses, including attorney’s fees, to which Xu may become subject that arise out of or in connection with Xu’s services either as officer or director of Heckmann or China Water, based on Xu’s representation that he has no knowledge or information of any pending or threatened claims against Heckmann and China Water, Heckmann and China Water will indemnify Xu or Related Parties for any Claims against Heckmann or China Water for the period prior to November 1, 2008.

2.5  Non-Solicitation.

(a) Xu hereby covenants with Heckmann that he will not, for two years, within the People’s Republic of China (including Hong Kong and Macau) without the prior written consent of the Chairman of Heckmann, either alone or jointly with or on behalf of any person, directly or indirectly:

(i) solicit for employment any Key Employee that is employed or engaged by Heckmann or China Water on March 10, 2009, or who was so employed or engaged at any time during the previous six (6) months; or

(ii) entice away, hire or engage for services or enter a business relationship with any Key Employee, vendor, supplier, customer, distributor or prospective customer or distributor of Heckmann or China Water as of March 10, 2009 or who had such a relationship or prospective relationship at any time during the previous six (6) months, in each case in any manner or for any purpose that would or could be in competition with Heckmann or China Water.

“Key Employee” means any person who is employed by Heckmann and China Water, (a) with whom Xu has had contact during the course of his employment with Heckmann and China Water, and (b) either (i) is in the possession of confidential information and business secrets of Heckmann and China Water, or (ii) was directly managed by or reported to Xu.

(b) Severability and Enforcement. The covenants contained in this Section 2.5 are intended to be separate and severable and enforceable as such, and to be enforceable to the fullest extent permissible under the laws of each jurisdiction in which enforcement is sought. If any restriction contained in this Agreement is for any reason held by a court or arbitration tribunal to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction will be construed, reformed, or judicially modified, as necessary in such jurisdiction so as to thereafter be limited or reduced to the extent required to be enforceable in such jurisdiction in accordance with applicable law. If any restriction contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect

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any other provision of this Agreement or any other jurisdiction, but such restriction will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable restriction had never been contained in this Agreement.

(c) Injunctive Relief. Xu acknowledges that the remedy at law for his breach of this Section 2.5 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a breach or threatened breach of this Section 2.5, Heckmann will be entitled to immediate injunctive relief (or other equitable relief) and may obtain a temporary order restraining any breach or further breach. No bond or other security will be required to obtain such relief, and Xu consents to the issuance of such equitable relief. Nothing in this Section 2.5 will be deemed to limit Heckmann’s remedies at law or in equity that may be pursued or availed of by Heckmann for any breach or threatened breach by Xu of any part of this Section 2.5.

(d) Independent Consideration. The covenants contained in this Section 2.5 have been agreed by the parties hereto to be reasonable and in exchange for reasonable and mutually agreed consideration including under this Agreement and pursuant to Heckmann’s acquisition of China Water. The business of Heckmann is highly competitive, the terms of this Section 2.5 are material to the parties’ willingness to enter into this Agreement, and the terms and conditions of this Section 2.5 are not more restrictive than is necessary to protect the legitimate interests of Heckmann and China Water.

2.6   Confidential Information. Xu acknowledges that, during the course of his employment with Heckmann Corporation and China Water, and as a director of Heckmann Corporation and CEO of China Water & Drinks Inc., he has had in the past access to confidential business information and secrets of Heckmann Corporation and China Water. Xu agrees that he will for two years hold the confidential business information and secrets in the strictest confidence, and that he will not use or attempt to use or disclose to any other person or entity any confidential information or business secrets of Heckmann Corporation and China Water without the prior written authorization of Heckmann Corporation and China Water. The restrictions of this confidential information covenant do not apply to any confidential information and secrets of Heckmann Corporation and China Water that (a) have entered into the public domain other than by a breach of this Agreement or other obligation of confidentiality of which Xu is aware, or (b) solely to the extent and for the duration required, is required to be disclosed under a validly-issued court order, pursuant to a request by government regulators, and which disclosure Heckmann Corporation and China Water are unable legally to prevent.

SECTION	3: REPRESENTATIONS AND WARRANTIES OF THE XU TRANSITIONING PARTIES

The Xu Transitioning Parties hereby make the following representations and warranties, each of which is true and correct on the date hereof.

3.1  Valid and Enforceable Agreement; Authorization. The execution, delivery and performance by the Xu Transitioning Parties of this Agreement and the consummation of the transactions contemplated hereby are within the Xu Transitioning Parties’ corporate or individual powers and have been duly authorized by all necessary corporate or individual action on the part of the Xu Transitioning Parties. This Agreement has been duly executed and delivered by the Xu Transitioning Parties and constitutes a legal, valid and binding obligation of the Xu Transitioning Parties, enforceable against the Xu Transitioning Parties in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

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3.2   Title to Shares. Each Transitioning Party is the sole beneficial owner of and has good and valid title to its interest in the shares of Heckmann common stock repurchased by Heckmann pursuant to this Agreement free and clears of all liens, other than liens related to the escrow of such shares.

SECTION	4: REPRESENTATIONS, WARRANTIES AND COVENANTS OF HECKMANN

Heckmann hereby represents as of the date hereof that the execution, delivery and performance by Heckmann of this Agreement and the consummation of the transactions contemplated hereby are within Heckmann’s corporate powers and have been duly authorized by all necessary corporate action on the part of Heckmann; and that this Agreement has been duly executed and delivered by Heckmann and constitutes a legal, valid and binding obligation of Heckmann, enforceable against Heckmann in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (b) general principles of equity.

SECTION	5: NO ADMISSION OF LIABILITY; NO DISPARAGEMENT.

Nothing contained in this Agreement shall be construed in any manner as an admission by any party that it has, or may have, violated any statute, law, regulation, or breached any contract or agreement. The Parties agree that neither will disparage the other in any way and inasmuch as legally possible will specifically limit all comments or communications having to do with this Agreement and the relationships between them.

SECTION	6: RELIANCE.

The Parties represent and warrant that: (a) each has relied on his or its own judgment regarding the consideration for and language of this Agreement; (b) each has been given a reasonable period of time to consider this Agreement, has been advised to consult with independent counsel before signing this Agreement, and has consulted with independent counsel with respect hereto; (c) no party has in any way coerced or unduly influenced any other party to execute this Agreement; (d) no party has relied upon any advice or any representation of any other party’s counsel; and (e) this Agreement is written in a manner that is understandable to all of the Parties.

SECTION	7: MISCELLANEOUS.

7.1  Nature of this Agreement; Incorporated Provisions. This Agreement and all provisions thereof, including all representations and promises contained herein, are contractual and not a mere recital and shall continue in permanent force and effect. This Agreement and all attachments constitute the sole and entire agreement of the Parties with respect to the subject matter hereof, and there are no agreements of any nature whatsoever between the Parties hereto with respect to the subject matter hereof. This Agreement may not be amended, modified or changed unless done so in writing, signed Xu and Heckmann. No agreement between Heckmann and any other person not party to this Agreement may affect Xu’s rights and the releases provided hereunder without Xu’s prior written consent. This Agreement supersedes inconsistent provisions of the Xu Executive Employment Agreement dated October 30, 2008 by and among Heckmann and Xu, and that certain Majority Stockholder Consent Agreement dated May 19, 2008, as amended, by and among Heckmann, Xu and Kotex (the “Xu MSCA”). This Agreement specifically incorporates from the Xu MSCA numbered paragraphs 7.5, 7.6, 7.7, 7.8, and 7.9.

        7.2  Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, for whatever reason, the remaining provisions of this

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Agreement shall nevertheless continue in full force and effect without being impaired in any manner whatsoever.

7.3  Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written:

HECKMANN CORPORATION

By:	/s/ Richard J. Heckmann
Name:	Richard J. Heckmann
Title:	Chairman and Chief Executive Officer

CHINA WATER & DRINKS, INC.

By:	/s/ Richard J. Heckmann
Name:
Title:

XU HONG BIN

By:	/s/ Xu Hong Bin
Xu Hong Bin

KOTEX DEVELOPMENT LIMITED

By:	/s/ Xu Hong Bin
Name:	Xu Hong Bin
Title:	Director

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